Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment to Registration Statement No. 333-272128 on Form S-1 and related Prospectus of Aridis Pharmaceutics, Inc. of our report dated May 22, 2023 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Aridis Pharmaceuticals, Inc. appearing in the Report on Form 10-K of Aridis Pharmaceuticals, Inc. as of and for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP

Irvine, California

June 27, 2023